Exhibit 99.1

Victory Capital Reports October 2023 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--November 9, 2023--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $148.9 billion as of October 31, 2023, and average assets under management for October of $151.3 billion.

Victory Capital Holdings, Inc.
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Oct. 31, 2023	Sept. 30, 2023
Solutions	$52,855	$53,998
Fixed Income	23,254	23,790
U.S. Mid Cap Equity	26,968	28,235
U.S. Small Cap Equity	13,642	14,650
U.S. Large Cap Equity	11,283	11,596
Global / Non-U.S. Equity	14,478	14,807
Alternative Investments	3,193	3,222
Total Long-Term Assets	$145,675	$150,298
Money Market / Short Term Assets	3,214	3,208
Total Assets Under Management	$148,888	$153,506

By Vehicle
Mutual Funds[2]	$98,229	$101,138
Separate Accounts and Other Pooled Vehicles[3]	46,105	47,658
ETFs[4]	4,555	4,710
Total Assets Under Management	$148,888	$153,506

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $148.9 billion in assets under management as of October 31, 2023. It was ranked No. 55 on the Fortune 100 Fastest-Growing Companies list for 2022 and is one of only 24 companies to make the list for the second consecutive year. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

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Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com